SiriusPoint Announces Estimated Impact on Q3 2021 Results from European Floods

HAMILTON, Bermuda, September 9th, 2021 -- SiriusPoint Ltd. ("SiriusPoint" or the "Company") (NYSE: SPNT), a global specialty insurer and reinsurer, has revised its previously disclosed estimated third quarter losses arising from the European floods in July 2021.

Severe flooding occurred in Germany’s North Rhine-Westphalia, Rhineland-Palatinate, and Bavaria and Saxony regions, as well as Belgium, France, Luxembourg, and the Netherlands from July 13th to 18th. Following an original loss estimate of $30 million in relation to this event, SiriusPoint now anticipates net losses, net of reinsurance and reinstatement premiums, of between approximately $70 and $100 million on the Company’s third quarter 2021 results of operations, resulting in an increase to our estimate of $40 to $70 million.

David Junius, SiriusPoint Chief Financial Officer, said: “We have been actively monitoring the impact of the devastating European floods in July and have revised our initial loss estimate to be between $70 and $100 million following the significant increase in industry expectations to approximately Euro 10 billion. We are also evaluating our exposure to Hurricane Ida and will disclosure SiriusPoint’s net loss estimates no later than the release of our third quarter earnings. Our thoughts are with our European and North American colleagues and clients as they navigate the aftermath of these events.”

About SiriusPoint
SiriusPoint Ltd. (SiriusPoint) is a global insurer and reinsurer providing solutions to clients and brokers in almost 150 countries. Bermuda-headquartered with offices around the world, we are listed on the New York Stock Exchange (SPNT). We write a global portfolio of Accident and Health, Specialty, Property and Runoff, combining data and creative thinking to underwrite risks with skill and discipline. With over $3 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

Contacts

Investor Relations
Clare Kerrigan, SiriusPoint
clare.kerrigan@siriuspt.com
+44 7970695959

Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718882011

Forward-Looking Statements
We make statements in this release that are forward-looking statements within the meaning of the U.S. Federal securities laws including statements regarding the estimated net negative impact to SiriusPoint’s results of operations as a result of the European floods. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In particular, there is meaningful uncertainty regarding the estimates and the nature and extent of the losses from European floods. This uncertainty is driven by the magnitude and recent nature of the events, the geographic areas impacted by the events, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other factors inherent in loss estimation, among other things. In addition, there are other risks and uncertainties which could impact our results of operations including the impact of general economic conditions and conditions affecting the insurance and reinsurance industry; the adequacy of our reserves; fluctuation in the results of operations; pandemics or other catastrophic events, such as the ongoing COVID-19 outbreak; the costs, expense and difficulties of the integration of the operations of Third Point Reinsurance Ltd. and Sirius International Insurance Group, Ltd.; our ability to assess underwriting risk; trends in rates for property and casualty insurance and reinsurance; competition; investment market and investment income fluctuations; trends in insured and paid losses; regulatory and legal uncertainties and other risk factors described in SiriusPoint’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this report.

Source: SiriusPoint Ltd.